1. North CA: 49.18% South CA: 50.82%

95123 San Jose, CA	12	6,473,425.50	1.44
95127 San Jose, CA	9	4,590,128.79	1.02
94591 Vallejo, CA	8	3,719,781.44	0.83
94531 Antioch, CA	7	3,395,000.00	0.76
94080 South San Francisco,CA	6	3,337,603.33	0.74